Exhibit 99.1

Hollebecque (ESMO 2022) RLY-4008 LBA

FINAL

Efficacy of RLY-4008, a highly selective FGFR2 inhibitor in patients (pts) with a FGFR2-fusion or rearrangement (f/r), FGFR inhibitor (FGFRi)-naïve cholangiocarcinoma (CCA): ReFocus trial

Antoine Hollebecque1, Mitesh J. Borad2, Lipika Goyal3, Alison M. Schram4, Joon Oh Park5, Philippe Cassier6, Suneel Kamath7, David Tai8, Efrat Dotan9, Richard Kim10, Vaibhav Sahai11 Do-Youn Oh12, Chih-Yi Andy Liao13, Michael Millward14, Desamparados Roda Perez15, Charles Ferté16, Rick Blakesley16, Beni B. Wolf16, Vivek Subbiah17, Robin Kate Kelley 18

1Institut Gustave Roussy, Paris, France; 2 Mayo Cancer Center, Scottsdale, USA; 3Massachusetts General Hospital, Boston, USA; 4Memorial Sloan Kettering Cancer Center, New York, USA; 5Samsung Medical Center, Sungkyunkwan University School of Medicine, Seoul, South Korea; 6Centre Léon Berard, Lyon, France; 7The Cleveland Clinic Taussig Cancer Institute, Cleveland, USA; 8National Cancer Centre Singapore, Singapore; 9Fox Chase Cancer Center, Philadelphia, USA; 10H. Lee Moffitt Cancer Center & Research Institute, Tampa, USA; 11The University of Michigan, Ann Arbor, USA; 12Seoul National University Hospital, Seoul, Republic of Korea; 13The University of Chicago, Chicago, USA; 14Linear Clinical Research & University of Western Australia, Nedlands, Australia; 15Hospital Clínico Universitario de Valencia, Spain; 16Relay Therapeutics, Cambridge, USA; 17The University of Texas MD Anderson Cancer Center, Houston, USA; 18UCSF Helen Diller Family Comprehensive Cancer Center, San Francisco, CA, USA

Background

Previous, nonselective FGFRi have validated FGFR2 f/r as a target in CCA by achieving an objective response rate (ORR) of ~20-40% with duration of response (DOR) ~5-9 months. However, off-target toxicity and emergence of polyclonal FGFR2 resistance limit their efficacy. RLY-4008 is the first highly selective, potent FGFR2 inhibitor designed to target both driver alterations and FGFR resistance mutations. Here we present the initial efficacy of RLY-4008 in pts with a FGFR2 f/r, FGFRi-naïve CCA.

Methods

ReFocus (RLY-4008-101), a Phase 1/2 study (NCT04526106), enrolled pts with advanced solid tumors who received RLY-4008 orally (20-200 mg QD or BID). FGFR2 f/r status was determined by local testing. Key objectives were investigator-assessed ORR per RECIST v1.1, DOR, and safety. Safety was analyzed in all dosed pts and efficacy in pts with FGFR2 f/r, FGFRi-naïve CCA with measurable disease and an opportunity for ≥2 tumor assessments to confirm response.

Results

As of 01AUG22, 38 pts with FGFR2 f/r, FGFRi naïve CCA were efficacy evaluable. Most pts received the recommended phase 2 dose (RP2D); most (68%) remain on treatment with median duration of 6 months (<0.1 - 18.5 months). Potent efficacy was observed across all doses, particularly at the RP2D with an ORR of 88% (Table). One pt treated at the RP2D had a near-complete response and subsequent tumor resection with curative intent. DOR is not yet mature, with majority of responses ongoing. Across all doses (N=195), the most common treatment-related AEs (TRAEs) were low-grade stomatitis (48%), PPE (46%), and dry mouth (31%). No grade 4/5 TRAEs were observed.

	RP2D (70 mg QD) N=17	All dose levels N=38
ORR, n (% [95% CI])	15 (88.2 [63.6 - 98.5])	24 (63.2 [46.0 - 78.2])
Confirmed ORR, n (% [95% CI])	14 (82.4 [56.6 - 96.2])	22 (57.9 [40.8 - 73.7])
Response ongoing, n/N (%)	15/15 (100.0)	19/24 (79.2)
Disease control rate, n (%)	17 (100.0)	36 (94.7)
Remain on treatment, n (%)	15 (88.2)	26 (68.4)

Conclusions

RLY-4008 is a promising next-generation inhibitor with potential to transform the treatment of FGFR2 f/r, FGFRi- naïve CCA. Pivotal testing continues in ReFocus.